Exhibit 99.1

Bidz.com Announces Financial Results for the Third Quarter 2010

•                  Approximately $5.5 million in cash, $26.6 million in positive working capital and zero debt

•                  Reduced customer acquisition costs by 29% to $46 per new buyer, and average selling price per order increased to $190

CULVER CITY, Calif., November 8, 2010 — Bidz.com (NASDAQ: BIDZ), a leading online retailer of jewelry, announced results for the third quarter ended September 30, 2010.

Net revenues for the third quarter of 2010 were $21.8 million, compared with $24.8 million reported in the third quarter of 2009. During the quarter, the Company reported B2B sales of $1.1 million, compared with $917 thousand in the prior year period. The Company’s business continues to be impacted by the ongoing weakened economy, as well as by an overall slowdown in consumer demand for jewelry.

The percentage of the Company’s domestic and international sales for the third quarter 2010 represented 56.7% and 43.3%, respectively, compared with 62.2% and 37.8%, respectively, in 2009.

“We remain committed on positioning ourselves to return to growth both in the near-term and on an ongoing basis,” stated, Leon Kuperman, President & Chief Technology Officer. “We will continue to focus on expanding our product offering as we approach the holiday season and 2011. Internationally, we continue to see healthy demand for our brands, particularly in Canada, Australia, Saudi Arabia and Spain, and we are confident we are taking the necessary steps to meet our goals.”

In the third quarter, the average selling price per order increased by approximately 2% to $190 from $187 in the prior year period, and the Company’s acquisition costs per new buyer decreased by approximately 29% to $46 from $65 in the prior year period. The Company believes this is an important statistic and is reflective of its increased focus on managing the ROI on its marketing spend.

	Three Months Ended September 30,
Auction Metrics	2010	2009	% Change
Number of new buyers	29,909	34,252	-12.7%
Average selling price per order (gross)	$190	$187	1.6%
Average orders per day	1,312	1,465	-10.4%
Average items sold per day	4,964	6,899	-28.0%
Average items sold per transaction	3.8	4.7	-19.1%
Acquisition cost per new buyer	$46	$65	-29.2%
Gross Margin $ per average order	$49	$54	-9.3%

In the third quarter of 2010, gross profit was approximately $5.6 million, compared with $7.2 million in the third quarter of 2009. Gross margin in the third quarter of 2010 was 25.7%

compared with 28.9% in the same period of 2009. The year-over-year decrease in gross profit as a percentage of sales was primarily due to lower gross product margin on both our B2C and B2B revenues throughout the third quarter.

General and administrative expense totaled $5.0 million in the third quarter, compared to $4.8 million in the prior year period. The increase in general and administrative expense can be attributed to costs incurred from operating Modnique.com. Sales and marketing expense for the third quarter 2010 was $1.5 million, compared with $2.2 million, in the prior year period. The decrease in sales and marketing expense was due to the reduction in marketing efforts in order to limit operating expenses. Sales and marketing expense as a percentage of net revenue decreased to 6.8% from 9.0% in the prior year period in order to keep marketing return on investment in-line with the Company’s internal ROI goals.

Total operating expenses in the third quarter 2010 were $6.6 million versus $7.2 million in the prior year period. Loss from operations for the third quarter of 2010 was ($997) thousand, compared to a loss from operations of approximately ($47) thousand in the third quarter of 2009.

Net loss for the third quarter of 2010 amounted to ($614) thousand, or ($0.03) per fully diluted share, on 20.0 million weighted average diluted shares outstanding.  This is compared to a net loss of approximately ($58) thousand, or a breakeven per fully diluted share, on 22.2 million weighted average diluted shares outstanding in the same period of 2009.

The Company’s balance sheet had approximately $5.5 million in cash and $26.6 million in positive working capital with a zero debt balance. The Company believes that cash currently on hand and cash flows from operations will be sufficient sources of capital to continue funding its operations and to pursue its growth strategy for the foreseeable future.

Under the existing share repurchase program implemented in June 2007, a total of $33.5 million had been authorized for repurchases, and to date, a total of 5.6 million shares have been repurchased for $21.0 million. Following the recently announced completion of a $2.3 million share repurchase and open market purchases of $123,000 in the third quarter, the Company has approximately $12.5 million authorized and remaining for additional share repurchases in open market transactions, subject to market conditions, share price and other considerations.

Business Outlook / Guidance

The Company is introducing new revenue guidance for the fourth quarter of 2010 in the range of $27 - $29 million, representing top-line growth for the first time in about 2 years, and a gross profit margin in the range of 25% - 27%. The Company expects EPS of approximately breakeven in the fourth quarter.

Investor Conference Call

Bidz.com’s quarterly earnings conference call is scheduled to begin later today (November 8, 2010) at 1:30 p.m., PT (4:30 p.m. ET). The call will be open to all interested investors through a live audio Web broadcast via the Internet on the investor relations section of the Company’s website at http://investors.bidz.com/.

For those unable to participate during the live broadcast, the webcast will be archived for 90 days and a replay will be available beginning Monday, November 8, 2010 at 7:30 p.m. ET through November 22, 2010 at 12:00 a.m. ET. To access the replay, dial 877-870-5176 (U.S.) or 858-384-5517 (International), and use passcode: 4374839.

About Bidz.com

Bidz.com, founded in 1998, is a leading online retailer of jewelry. Bidz offers its products through a live auction format as well as a fixed price online retail store, Buyz.com. Bidz.com’s auctions are also available in Arabic, German and Spanish. To learn more about Bidz.com, visit its website at www.bidz.com. Bidz also operates Modnique, a division of Bidz.com, and an exclusive private sale shopping site for members-only, offering authentic premium brand name merchandise. Modnique offers its members exclusive access to 24-72 hour sales events on designer apparel, accessories, shoes housewares and much more at price points up to 85% below traditional retail prices. To learn more about Modnique visit its website at www.modnique.com.

Safe Harbor Statement

This press release includes forward looking statements about the Company’s estimated revenue and earnings within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward looking statements. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs. Risks and uncertainties include that our common stock is subject to short selling and trading, and prices of our stock may be volatile; that we are subject to “prank” bidding; that we may face increasing costs to acquire new customers; the ability of the Company to attract customers to its website and offer attractive products; the ability to maintain profit levels while expanding international sales; the ability to detect fraud if we fail to maintain an effective system of internal controls; the ability to maintain our website, electronic data processing systems, and systems hardware; the ability to forecast accurately net revenue and plan for expenses; that we do not have a guaranteed supply of jewelry products and that we have a heavy concentration of inventory purchased from our top two suppliers; the ability to protect our intellectual property rights; and potential litigation and government enforcement actions that may result from our prior securities offerings. Please refer to Bidz.com’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

IR Contact:
Addo Communications, Inc.
Andrew Greenebaum, 310-829-5400
andrewg@addocommunications.com

Tables to follow

Bidz.com, Inc.

Condensed Statements of Income (Operations) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2009	2010	2009	2010
	(Revised)		(Revised)
Net revenue:
Merchandise sales	$23,795	$20,680	$81,072	$70,853
Wholesale merchandise sales (includes related party amounts of $641 and $944 for the three months ended September 30, 2009 and 2010, respectively, and $1,318 and $3,482 for the nine months ended September 30, 2009 and 2010, respectively)	917	1,064	1,595	4,651
Other revenue	74	72	240	224
	24,786	21,816	82,907	75,728
Cost of revenue	17,622	16,211	57,322	56,772
Gross Profit	7,164	5,605	25,585	18,956
Operating expenses:
General and administrative	4,776	4,972	14,170	15,809
Sales and marketing	2,235	1,479	6,968	4,512
Depreciation and amortization	200	151	573	540
Total operating expenses	7,211	6,602	21,711	20,861
Income (loss) from operations	(47)	(997)	3,874	(1,905)
Gain (loss) on disposal of property and equipment	—	(38)	—	(38)
Other income - interest income	—	—	2	—
Other expense - interest (expense)	(18)	—	(33)	(11)
Income (loss) before income tax expense	(65)	(1,035)	3,843	(1,954)
Income tax benefit (expense)	7	421	(1,701)	576
Net income (loss)	$(58)	$(614)	$2,142	$(1,378)

Net income (loss) per share available to common shareholders - basic	$(0.00)	$(0.03)	$0.09	$(0.06)
Net income (loss) per share available to common shareholders - diluted	$(0.00)	$(0.03)	$0.09	$(0.06)
Weighted average number of shares outstanding - basic	22,206,893	20,042,390	22,653,151	21,270,002
Weighted average number of shares outstanding - diluted	22,206,893	20,042,390	22,653,151	21,270,002

Bidz.com, Inc.

Condensed Balance Sheets (Unaudited)

	December 31,	September 30,
(in thousands, except share data and per share)	2009	2010
	(Revised)
Assets
Current assets:
Cash	$1,121	$5,473
Accounts receivable	447	1,274
Inventories, net of reserves of $1,767 and $1,648 at December 31, 2009 and September 30, 2010, respectively	40,961	32,193
Other receivables (includes related party amounts of $179 and $393 at December 31, 2009 and September 30, 2010, respectively)	1,454	1,684
Current deferred tax assets	1,400	2,049
Other current assets	2,960	568
Total current assets	48,343	43,241
Long term deferred tax asset	663	1,547
Property and equipment, net	1,202	730
Intangible asset	240	236
Deposits	157	187
Total assets	$50,605	$45,941

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit line	$2,898	$—
Accounts payable (includes related party amounts of $1,513 and $2,584 at December 31, 2009 and September 30, 2010, respectively)	12,159	12,871
Accrued expenses	2,291	1,849
Deferred revenue	632	1,882
Total current liabilities	17,980	16,602

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock: par value $0.001; authorized 4,000,000 shares; none issued and outstanding at December 31, 2009 and September 30, 2010, respectively	—	—
Common stock: par value $0.001; authorized 100,000,000 shares; issued and outstanding 22,114,257 and 19,557,542 at December 31, 2009 and September 30, 2010, respectively	22	20
Additional paid in capital	19,857	18,074
Shares held in treasury, at cost; 0 and 78,320 shares at December 31, 2009 and September 30, 2010, respectively	—	(123)
Accumulated earnings	12,746	11,368
Total stockholders’ equity	32,625	29,339
	$50,605	$45,941

Bidz.com, Inc.

Condensed Statements of Cash Flows (Unaudited)

	Nine Months Ended June 30,
(in thousands)	2009	2010
	(Revised)
Cash flows provided by (used for) operating activities:
Net income (loss)	$2,142	$(1,378)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	573	540
Loss on disposal of property and equipment		38
Deferred taxes	(400)	(884)
Stock-based compensation	677	771
Changes in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	118	(827)
Inventories	(6,028)	8,768
Other receivable	(694)	(230)
Current deferred tax assets	271	(649)
Other current assets	(326)	2,392
Deposits	—	(30)
Increase (decrease) in liabilities:
Accounts payable	4,044	712
Accrued expenses	(740)	(442)
Deferred revenue	(17)	1,250
Net cash provided by (used for) operating activities	(380)	10,031

Cash flows used for investing activities:
Capital expenditures	(404)	(102)
Net cash used for investing activities	(404)	(102)
Cash flows used for financing activities:
Revolving credit line	2,535	(2,898)
Repurchase of common stock from net vesting of restricted shares	—	(164)
Tax benefit from stock based compensation	(69)	—
Purchase of treasury shares	(4,994)	(2,515)
Net cash used for financing activities	(2,528)	(5,577)

Net increase (decrease) in cash	(3,312)	4,352
Cash, beginning of period	4,456	1,121
Cash, end of period	$1,144	$5,473

Supplemental disclosure of cash flow information:
Interest paid	$33	$11
Income taxes paid	$2,550	$—
Supplemental disclosure of non-cash investing and financing activities:
Retirement of treasury shares	$4,994	$2,392
Retirement of property and equipment	$—	$114